As filed with the Securities and Exchange Commission on April 3, 2020

Registration Statement File No. 333-78039

Registration Statement File No. 333-25605

Registration Statement File No. 333-10143

Registration Statement File No. 333-07077

Registration Statement File No. 333-07073

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Travelers Insurance Group Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1445591
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Tower Square

Hartford, Connecticut 06183

(Address of Principal Executive Offices) (Zip Code)

Travelers Property Casualty Corp. 1999 Stock Incentive Plan

Travelers Group 401(k) Savings Plan

Travelers/Aetna Property Casualty Corp. Stock Purchase Plan

Travelers/Aetna Property Casualty Corp. Capital Accumulation Plan

Travelers/Aetna Property Casualty Corp. 1996 Deferred Compensation Plan for Non-Employee Directors

(Full title of the plans)

Christine K. Kalla

Executive Vice President and General Counsel

Travelers Insurance Group Holdings Inc.

385 Washington Street

St. Paul, Minnesota 55102

(651) 310-7911

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

Travelers Insurance Group Holdings Inc. (formerly known as Travelers Property Casualty Corp., the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements (together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s Class A Common Stock, $.01 par value per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (File No. 333-78039), filed with the SEC on May  7, 1999, registering 4,000,000 shares of Common Stock issuable under the Travelers Property Casualty Corp. 1999 Stock Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-25605), filed with the SEC on April 22, 1997, registering 500,000 shares of Common Stock issuable under the Travelers Group 401(k) Savings Plan;

•

Registration Statement on Form S-8 (File No. 333-10143), filed with the SEC on August  14, 1996, registering 150,000 shares of Common Stock issuable under the Travelers/Aetna Property Casualty Corp. Stock Purchase Plan;

•

Registration Statement on Form S-8 (File No. 333-07077), filed with the SEC on June  28, 1996, registering 4,000,000 shares of Common Stock issuable under the Travelers/Aetna Property Casualty Corp. Capital Accumulation Plan; and

•

Registration Statement on Form S-8 (File No. 333-07073), filed with the SEC on June  28, 1996, registering 100,000 shares of Common Stock issuable under the Travelers/Aetna Property Casualty Corp. 1996 Deferred Compensation Plan for Non-Employee Directors.

The purpose of these Post-Effective Amendments is to deregister such portion of the Common Stock previously registered under the Registration Statements that has not been sold or is otherwise unissued under each such Registration Statement as of the date hereof, as the Company no longer grants awards or issues Common Stock under the Travelers Property Casualty Corp. 1999 Stock Incentive Plan, the Travelers Group 401(k) Savings Plan, the Travelers/Aetna Property Casualty Corp. Stock Purchase Plan, the Travelers/Aetna Property Casualty Corp. Capital Accumulation Plan or the Travelers/Aetna Property Casualty Corp. 1996 Deferred Compensation Plan for Non-Employee Directors.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on April 3, 2020.

TRAVELERS INSURANCE GROUP HOLDINGS INC. (Registrant)

By:	/s/ Christine K. Kalla
Name:	Christine K. Kalla
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Date: April 3, 2020	/s/ Nicholas Seminara
Nicholas Seminara Director and President (Principal Executive Officer)

Date: April 3, 2020	/s/ Daniel S. Frey
Daniel S. Frey Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: April 3, 2020	/s/ Douglas K. Russell
Douglas K. Russell Senior Vice President and Controller (Principal Accounting Officer)

Date: April 3, 2020	/s/ Christine K. Kalla
Christine K. Kalla Director

Date: April 3, 2020	/s/ Gregory C. Toczydlowski
Gregory C. Toczydlowski Director